Exhibit 15














October 18, 1996


The Board of Directors
United Stationers Inc.



We are aware of the incorporation by reference in the Registration Statements (Nos. 33-62739 and 333-02247) on Form S-3 of United Stationers Inc. for the registration of a total of 2,035,243 shares of its common stock of our report dated October 18, 1996 relating to the unaudited condensed consolidated interim financial statements of United Stationers Inc. which are included in its Form 10-Q for the period ended
September 30, 1996.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.






                           /s/Ernst & Young LLP



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